LICENSE, PRODUCTION, AND DISTRIBUTION AGREEMENT

-- MATEVEZA YERBA MATÉ ALE --

This License, Production, and Distribution Agreement (“Agreement”) is entered into effective as of the 1st day of November, 2006 (“Effective Date”), by and between Golden West Brewing Company, a California corporation d/b/a Butte Creek Brewing Company, (“Butte Creek”), and Mateveza USA, LLC, a California limited liability company (“Mateveza USA”).

WHEREAS, Mateveza USA controls certain valuable trademarks, trade secrets and other intellectual property associated with the production and marketing of yerba maté ale products in the United States (“Licensed Property” as defined herein);

WHEREAS, Butte Creek is engaged in the manufacture, sale, and distribution of beers, ales, and other malt beverages in various channels; and

WHEREAS, Mateveza USA and Butte Creek desire to enter into this Agreement for the purpose of (a) Butte Creek manufacturing, selling, and distributing yerba maté ales products using the Licensed Property (the “Products” as defined herein); and (b) Mateveza USA granting Butte Creek the right to use the Licensed Property in connection with such manufacture, sale, and distribution of the Products.

NOW, THEREFORE, for the mutual consideration set forth herein, the parties hereto agree as follows:

1.

Definitions.

For purposes of this Agreement:

“ABC” means the California Department of Alcoholic Beverage Control.

“Acceptable Product” means a Product that is in compliance with the terms of Sections 3.B(i) through 3.B(ix), and Sections 4.B(vi) and (vii), inclusive.

“Affiliate” means, with respect to a specified Person, another Person that Controls, is Controlled by, or is under common Control with, the specified Person.

“Agreement” has the meaning set forth in the first paragraph hereof.

“Auditor” has the meaning set forth in Section 7.D.

“Brewing Sheet” means the recipe for brewing the Products, as set forth in Schedule 1.3.

“Business Day” means any day that is not a Saturday, Sunday, or statutory federal holiday in the United States.

“Butte Creek Monthly Reports” has the meaning set forth in Section 7.A.

 “Change of Control” occurs:  (i) where any Person or group of Persons acting in concert who, on the Effective Date, does not possess Control over a party hereto, gains Control over such party, or (ii) in the event of any sale or other transfer of all or substantially all of the assets of Mateveza USA or Butte Creek other than to an Affiliate of such party.

“Confidential Information” has the meaning set forth in Section 12.A.

 “Control” means the power to exercise voting control over a majority of the issued and outstanding voting securities of a Person.

“Cost of Goods Sold” means all direct and indirect costs in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”) for calculations of Cost of Goods Sold (“COGS”) for the applicable category of Products, plus freight and shipping costs and that portion of the General and Administrative (“ G & A ”) costs reasonably allocated to the Products ..  On or before January 1, 2007, Butte Creek will prepare in good faith a true and complete listing of the elements of Butte Creek’s COGS (including freight and shipping and G & A costs) and a description of how the cost elements are derived (including indirect cost allocation methodologies) and when they are updated, including the formula to the portion of the G & A costs that will be allocated to the Products, substantially in the format set forth on Schedule 1.1 ..   To the extent Butte Creek purchases goods or services from an Affiliate of Butte Creek, all cost components shall be based on the fair market value of the component for such item in an arm’s length transaction between unrelated parties. The components and/or allocations as then set forth in Schedule 1.1 must be agreed by Mateveza USA and Butte Creek and, once agreed, will be deemed incorporated into this Agreement, may be changed only upon the mutual agreement of Mateveza USA and Butte Creek, and will be subject to the audit rights provision in Section 7.D of this Agreement.

“Disclosing Party” has the meaning set forth in Section 12.A.

“Distributor” means any third-party distributor, wholesaler, or other entity authorized to purchase and sell malt beverages at wholesale to licensed accounts in the Territory for the retail sale of such beverages to consumers for on-premise and/or off-premise consumption.

“Distribution Privileges” has the meaning set forth in Section 4.

“Effective Date” has the meaning set forth in the first paragraph hereof.

“Expired Product” means any Product that has not been sold by Butte Creek to a Distributor or other customer within 90 days from the date of its manufacture.

“FDCA” has the meaning set forth in Section 3.B(vii).

“Final Determination” has the meaning set forth in Section 7.D.

“First Fiscal Year” means the period of time beginning on January 1, 2007 and ending on December 31, 2007.

 “Fiscal Year” means the period of time beginning January 1 and ending on December 31.

“Force Majeure” means acts of God (including, but not limited to, fire, storm, flood, frost, disease, pestilence, crop failure, and earthquake), explosion, accident, acts of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restrictions, or other acts beyond the reasonable control of a party, but expressly excluding strikes or other labor stoppages, slowdowns or disputes.

“Formulas” has the meaning set forth in Section 2.F(ii).

“Gross Sales Proceeds”means (1) Butte Creek’s collected and cleared gross revenues from sales of Products to Distributors or other customers, net of (a) all federal or state excise taxes applicable to the Products as paid by Butte Creek, and less (b) Management Committee-approved discounts, deductions, allowances, set-offs, refunds, markdowns, or adjustments to Distributors or other customers, plus (2) any amounts received by Butte Creek on account of insurance or other recovery for lost, stolen, destroyed or damaged Products.

 “Intellectual Property” means any and all domestic and international rights in: (i) trademarks, service marks, trade dress, logos, trade names and Internet domain names, together with all goodwill associated therewith; (ii) patents, patent disclosures, inventions and know-how; (iii) copyrights, copyrightable works and moral rights; (iv) trade secrets and confidential information; (v) other intellectual proprietary property (of every kind and nature and however designated), whether arising by operation of law, contract, license, or otherwise; and (vi) all registrations, applications, renewals, extensions, continuations, continuations-in-part, divisions or reissues of the foregoing now or hereafter in force or hereafter acquired or adopted.

“IP License” has the meaning set forth in Section 2.A.

“Licensed Channels” means those market segments which may be targeted for distribution of the Products as set forth in the Marketing Plan.

“Licensed Property” means:  (a) the “MATEVEZA” trademarks and all other current and future trademarks or service marks, slogans, logos, insignias, emblems, symbols, trade dress, label designs, copyrightable material and other proprietary identifying characteristics or content (whether or not registered) owned, used, or licensed by Mateveza USA or its Affiliates with respect to the Products, including, but not limited to, those marks set forth on Schedule 1.2; (b) all Formulas, recipes, know-how, and other trade secrets associated with the Products including, but not limited to the Brewing Sheet; and (c) and including the goodwill associated with any and all of the foregoing.

“Licensed Marks” means the trademarks and service marks included in the Licensed Property.

“Loss” has the meaning set forth in Section 15.B.

“Management Committee” has the meaning set forth in Section 8.B(i).

“Manufacturing Capacity” means that amount of brewing and bottling capacity which Butte Creek has committed to reserving for the Products, as described in Section 3.C

 “Market Withdrawal” has the meaning set forth in Section 3.E.

 “Marketing Plan” means a description of Mateveza USA’s objectives with respect to brand development, key territories, key channels, and brand positioning for sales of the Products, as may be updated by Mateveza USA from time-to-time, upon 30 (thirty) days prior written notice to Butte Creek.

 “Material Breach” means (i) the breach of any representation, warranty, covenant or obligation in this Agreement by a party that causes or is reasonably likely to cause serious brand equity and/or other reputational injury to the other party, the Licensed Marks, or the Products; (ii) any willful misrepresentation or falsification of a record or report required by this Agreement, or any fraudulent act or omission in connection with this Agreement; (iii) the violation by Butte Creek of the non-favoritism and the non-compete provisions of Sections 2.G or 2.H or the production and distribution limitations of Sections 3.A or 4.A; (iv) the failure or inability of Butte Creek to timely manufacture or distribute the volume of products ordered by customers in the Licensed Channels in the Territory as required by

Sections 3.B(iii), 4.B(iv) and 4.B(v); (v) the failure to timely pay a shortfall determined by audit as required by Section 7.D; (vi) the failure to make Royalty Payments due under Section 5 or to report Royalty Amounts and sales as required under Sections 7.A(ii) and 7.A(iii); ( vii ) the failure of Mateveza USA to pay any sums due Butte Creek under this Agreement within the time frame required ; or (viii) sales by Butte Creek that are in violation of Section 13.

“Mateveza Website” means www.mateveza.com and any other current or future domain name and external Internet address containing information about the MATEVEZA brand, the Products, and initiatives and events associated with the brand.

“Net Profits” means Gross Sales Proceeds from Butte Creek’s sales of the applicable Products during a given month; minus (i) Butte Creek’s Cost of Goods Sold for the Products recorded in such month (including freight and shipping and G & A costs as described above); minus (ii) Butte Creek’s cost of Management Committee-agreed Product marketing initiatives (advertising, point-of-sale materials, etc.) published, broadcast, or distributed in such month; and minus (iii) the amount of reimbursements or adjustments by Butte Creek for other out-of-pocket expenses incurred by Mateveza USA and/or Butte Creek during such month in association with Management Committee-agreed marketing or sales initiatives for the Products pursuant to Section 6.A(i) or 6.D below (for which such reimbursement or adjustment was agreed by the Management Committee prior to such expense being incurred).

“Non-saleable Product” means any Product that is materially defaced, exposed from its retail sales carton, or known or reasonably believed to have been materially damaged in production, or known or reasonably believed to have been materially damaged by handling, storage, or shipment in improper temperature, relative humidity, or environmental conditions.

“OLCC” means the Oregon Liquor Control Commission.

“Person” means any natural person, corporation, company, partnership, limited partnership, limited liability company, firm, association, trust, government, governmental agency, or any other entity, whether acting in an individual, fiduciary or other capacity.

“Products” means the yerba maté ales that will be branded with and utilize the Licensed Property, as set forth on Schedule 1.4.

“Records” has the meaning set forth in Section 7.C.

“Receiving Party” has the meaning set forth in Section 12.A.

“Royalty Amount” with respect to sales of Products manufactured prior to January 1, 2007 means the applicable Royalty Percentage multiplied times the Gross Sales Proceeds for the applicable category of Products during a given month; and “Royalty Amount” with respect to sales of Products on or after January 1, 2007 means 50% of Net Profits during a given month.  Under no circumstances may the Royalty Amount be less than $0 or may the calculation of the Royalty Amount trigger any payment obligation from Mateveza USA to Butte Creek.

“Royalty Payment” has the meaning set forth in Section 5.A(iii).

“Royalty Percentage” with respect to sales of Products prior to January 1, 2007 means 5% for 12 ounce bottled Products, 10% for 22 ounce bottled Products, and 10% for Products sold in kegs.

“Specifications” means the written description of the materials and methods used to manufacture a Product, as determined by the Management Committee, including, but not limited to the applicable

Brewing Sheet, Formula, ingredients, manufacturing and bottling processes and procedures, quality control procedures, suppliers, regulatory compliance procedures, and packaging and labeling standards.

“Subsidiary” means, with respect to a specified Person, another entity that is majority-owned by the specified Person.

“Term” has the meaning set forth in Section 10.A.

“Territory” means the states of California, Oregon, and Washington.

“Trade Spending” means special allowances, extraordinary volume incentives, extraordinary performance allowances, and surge funds (i.e., to support the manpower to shelve Products) and display/advertising allowances to provide incentive to a customer to promote the display or sales of the Products in the customer’s store.

“TTB” means the federal Alcohol and Tobacco Tax and Trade Bureau.

“Wholesale Price” has the meaning given in Section 6.C.

“Written Notice” means written notice as set forth in Section 19.A.

“WSLCB” means the Washington State Liquor Control Board.

2.

IP License; Quality Control; Legends; Non-Compete.

A.

IP License; Territory.  Mateveza USA hereby grants to Butte Creek a royalty-bearing, non-transferable limited license to use the Licensed Property for the sole purpose of manufacturing, selling, and distributing the Products in the Licensed Channels in the Territory in accordance with this Agreement (the “IP License”).

(i)

The foregoing IP License will be exclusive to Butte Creek in the Territory; provided, however, that if Butte Creek does not maintain Distributors or Manufacturing Capacity to satisfy demand for the Products in any material market area or market segment within the Territory, or if Butte Creek is unable or fails for any other reason within its control to fulfill firm purchase orders for Product within the Territory,  then Mateveza USA may appoint other brewers to serve market areas or market segments in the Territory where Butte Creek is unable to perform.

(ii)

If Mateveza USA proposes to authorize manufacturing, selling, and distribution of Products outside the Territory, then Butte Creek will have the first right to  expand its Territory to include the additional territory proposed by Mateveza USA on the same terms and conditions contained in this Agreement; provided that Butte Creek maintains Distributors and Manufacturing capacity to satisfy demand for the Products in all material market areas and market segments within the additional territory and the original Territory.  Absent such amendment of the Territory hereunder, Mateveza USA may, in its sole discretion, engage another brewery to manufacture, sell and distribute Products in the additional territory, provided such licensing agreement, contract brewing agreement, or other arrangement includes quality provisions substantially the same as those required in Section 4 and 5 of this Agreement.

B.

Quality Control.  Butte Creek shall not use the Licensed Property in a manner that  injures, demeans , or dilutes the reputation of Mateveza USA or the goodwill symbolized by the Licensed

Property.  Butte Creek shall conform its use of the Licensed Property to the provisions regarding use of the Licensed Property in Section 13.  Products, promotions, and advertising offered by Butte Creek in connection with the Licensed Property shall be offered in accordance with Butte Creek’s obligations to meet Mateveza USA’s quality standards set forth in Sections 3 and 4, and all commercially reasonable style and display policies agreed upon between Mateveza USA a nd Butte Creek from time to time, in accordance with Mateveza USA’s responsibility for the Marketing Plan and matters affecting the brand integrity and branding strategy for the Licensed Property across all market channels and all territories.

C.

Ownership.  The Licensed Property is owned by Mateveza, LLC,  a California limited liability company.  Mateveza USA has the right to use and sublicense the Licensed Property throughout the United States pursuant to an exclusive master license agreement with Mateveza, LLC.  Butte Creek acknowledges that, all right, title and interest in and to the Licensed Property and all goodwill of the business associated therewith will be-long exclusively to and inure to the benefit of their owner, and Butte Creek shall do nothing inconsistent with such ownership.  Butte Creek agrees that it will not contest the ownership or validity of the Licensed Property, nor assist anyone else to do so, nor attempt to register or use any trademarks or service marks or other content in a manner that would amount to infringement or misappropriation of the Licensed Property. Butte Creek’s use of Licensed Property and any goodwill generated from the use of the Licensed Property by Butte Creek shall inure to the benefit of Mateveza USA.

D.

Markings.  Where practical and appropriate or reasonably required by Mateveza USA, Butte Creek shall include the following attribution on all product packaging, advertising and promotional materials for all Products using the Licensed Marks:  “MATEVEZA™ is a licensed trademark of Mateveza, LLC” or such other attribution for the Licensed Property as may be reasonably specified by Mateveza USA from time to time.

E.

Retained Rights.  Mateveza USA retains the right to use and to grant rights to use the Licensed Property for purposes of marketing and promoting the Products in the Territory in accordance with this Agreement, as well as the right to use and to grant rights to use the Licensed Property for any other purpose not in conflict or inconsistent with the rights granted to Butte Creek herein.

F.

Ownership of Additional Intellectual Property .

(i)

As between Butte Creek and Mateveza USA, Mateveza USA shall own all slogans, branding, Product and packaging trade dress and designs, and marketing, advertising, and promotional materials (including the copyrights and trademark rights therein), developed or acquired by either party during the term of this Agreement that are used in connection with the Products.  Any rights in such Intellectual Property shall be deemed Licensed Property owned by Mateveza USA and licensed to Butte Creek in accordance with the terms of this Agreement.

(ii)

As between Butte Creek and Mateveza USA, Mateveza USA shall own all Product recipes and formulas (including but not limited to the Brewing Sheet) currently existing or hereafter developed or acquired by either party during the term of this Agreement that are used in connection with the Products (collectively “Formulas”). Any rights in such Intellectual Property shall be deemed Licensed Property owned by Mateveza USA and licensed to Butte Creek in accordance with the terms of this Agreement.  Notwithstanding the foregoing, Butte Creek may not modify the Brewing Sheet except with the prior written consent of Mateveza  USA.

G.

Other Products.  Butte Creek shall not require distributors that purchase Mateveza to purchase other Butte Creek products.

H.

Non-Compete.  Butte Creek agrees to not directly or indirectly produce, offer, support or promote any other malt beverage product containing yerba mate during or for a period of 2 years after the end of the Term of this Agreement.  Butte Creek agrees to not directly or indirectly produce, offer, support or promote the Licensed Property or any tradename or trade dress similar to the Licensed Property, except with Mateveza USA’s consent or in accordance with the Agreement.  Provided Butte Creek is not in default, and subject to the limited exceptions of Section 2.A above, Mateveza USA agrees that it will not directly offer, and will not grant rights to third parties, to produce, distribute and market any malt beverage product containing yerba mate within Butte Creek’s exclusive Territory during the Term of the Agreement.

I.

Butte Creek’s Independence.  Butte Creek represents, warrants, and agrees that: (a) Butte Creek is an independent business entity, with sufficient knowledge and experience to conduct and manage its own business affairs and the performance under this Agreement without the assistance of Mateveza USA or others; (b) except to the limited extent otherwise provided in this Agreement, Butte Creek will exercise control over its own operations, business organization, management, marketing plans, and business affairs; (c) Butte Creek will be more dependent upon its own resources than any assistance from Mateveza USA which may be incidental to this Agreement; and (d) the operation of Butte Creek’s business is not substantially associated with the Licensed Marks.  Butte Creek acknowledges and agrees that the foregoing warranties are essential and reasonable.  Should any of the foregoing representations, warranties, and covenants be incorrect at any time while this Agreement is in effect, Butte Creek shall immediately notify Mateveza USA upon becoming aware of same.

3.

Manufacture and Supply of Products.

A.

Product Standards.  Butte Creek agrees to formulate, manufacture, bottle and package Products in accordance with their Specifications and the terms and conditions of this Agreement (the “Manufacturing Privileges”). All Products shall meet the quality standards established by Mateveza USA.  Butte Creek will not market, sell, or distribute any kind or category of Product until Mateveza USA has provided its prior approval of such Product and a representative sample thereof.

B.

Supply Representations and Warranties.  Subject to Force Majeure, Butte Creek represents, warrants, and covenants that:

(i)

it has sufficient capacity to manufacture and distribute, in all material respects, the amount of Products set forth as the Manufacturing Capacity ;

(ii)

it will exercise all commercially reasonable efforts to manufacture and maintain in its custody sufficient quantities of Products for reasonably anticipated volumes of Product purchases by accounts in the Territory;

(iii)

it will exercise all commercially reasonable efforts to timely fulfill its manufacturing requirements in accordance with this Agreement as necessary to promptly supply all approved and accepted orders for Products in the Licensed Channels in the Territory;

(iv)

it will exercise all commercially reasonable efforts to ensure that it does not sell any Expired Products or Non-Saleable Products;

(v)

it will exercise reasonable effort to ensure that all Products under this Agreement shall have been manufactured, stored, and delivered in accordance with their Specifications and all applicable laws and regulations, including but not limited to federal Good Manufacturing Practices for Manufacturing, Packaging, and Holding Food (CFR Title 21, Part 110) and the rules and regulations of the TTB and ABC;

(vi)

it will exercise reasonable effort to ensure that all Products manufactured and distributed under this Agreement (a) shall comply with all applicable labeling laws and regulations, including without limitation Title 7 of the Code of Federal Regulations, Section 205 (which governs products labeled or otherwise designated as organic), and the labeling rules and regulations of the TTB, ABC, OLCC, and WSLCB, and (b) shall be marked with accurate scan codes that are readable throughout the Territory;

(vii)

it will exercise reasonable effort to ensure that shipments of Products under this Agreement shall not be adulterated or misbranded within the meaning of the Federal Food, Drug and Cosmetic Act (the “FDCA”), or any similar state or municipal law in the Territory, and shall not be considered articles which may not, under the provision of Section 404 of the FDCA, be introduced into interstate commerce;

(viii)

it will exercise reasonable effort to ensure that the Products manufactured and distributed under this Agreement will be substantially free from material  defects (including, but not limited to, manufacturing defects) and will be merchantable and suitable for human consumption in the manner in which such products are normally or reasonably foreseeably consumed; and,

(ix)

it will promptly notify Mateveza USA if Butte Creek is (or if Butte Creek becomes aware that any of Butte Creek’s suppliers are) under a written citation from any regulatory agency (federal, state, or local) for violation of any standards with respect to the Products or those portions of the storage, production, and other facilities of Butte Creek or its suppliers who are involved in, committed to, or have an effect on the production of Products.

C.

Manufacturing Capacity.  Butte Creek shall reserve a minimum Manufacturing Capacity of 1,000 31-gallon barrels (bbls) per year available for the production of the Products, on a monthly basis of approximately 84 bbls per month.  Butte Creek may increase its stated Manufacturing Capacity for the Products upon 30 days written notice to Mateveza USA.  If Mateveza USA reasonably determines that demand for the Products in the Territory exceeds the monthly Manufacturing Capacity, Mateveza USA may elect to have the Products brewed by a third party, provided, however, that Mateveza shall provide  Butte Creek with written notice of the need to increase capacity, whereupon Butte Creek shall have 15 days from the date of delivery of such notice to provide Mateveza with written notice of its election to increase its stated Manufacturing Capacity in order to satisfy such demand.  If Butte Creek elects to increase its Manufacturing Capacity, it shall have 60 days to implememnt such increased Manufacturing Capacity; absent such election and/or implementation by Butte Creek to increase its Manufacturing Capacity hereunder, Mateveza USA may, in its sole discretion, engage another brewer to manufacture, sell and distribute additional Products in the Territory, provided such licensing agreement, contract brewing agreement, or other arrangement includes quality provisions substantially the same as those required in Sections 4 and 5 of this Agreement.

D.

Consumer Complaints.  Butte Creek shall provide, with its Butte Creek Monthly Reports, a log of all material positive and negative incidents or consumer complaints about the Products, and Butte Creek shall notify Mateveza USA as soon as reasonably practicable of any material consumer or product quality issues with respect to the Products that are brought to Butte Creek’s attention.

E.

Notification, Recalls and Withdrawals.  Butte Creek will notify Mateveza USA if any contamination, adulteration, or public health issues arise that are likely to have a material impact on Butte Creek’s sales of the Products in the Territory.  The parties will cooperate, at Butte Creek’s expense, in the containment, assessment, and any market withdrawal or recall of the Products (“Market Withdrawal”) due to contamination, adulteration, or public health risk.  Butte Creek will exercise reasonable effort to trace and locate any Products suspected of any such hazard, and will follow its commercially reasonable procedures for the hold, recovery, transportation, storage, and disposition of affected Products.  Butte Creek will ensure that replacement Products are provided as soon as possible and will coordinate the replacement of withdrawn or recalled Products.  If such Market Withdrawal is due to a negligent or intentional  act or omission of Butte Creek,  Butte Creek will bear all costs related to the Market Withdrawal of the Products; and if such Market Withdrawal is due to a reason other than the negligent or intentional act or omission of Butte Creek, then Butte Creek’s costs related to the Market Withdrawal may be netted from Gross Sales Proceeds before accounting for any Royalty Amount hereunder.  Any media releases, public announcements, or public disclosures by either party regarding any Market Withdrawal shall be made jointly with a mutually agreed statement.  Any statement regarding any Market Withdrawal that is not made jointly shall be provided to the other party for written approval prior to such release, announcement, or disclosure, which approval shall not be unreasonably withheld or delayed.

4.

Distribution.

A.

Distribution Standards.  Butte Creek agrees to use commercially reasonable efforts to carry out its obligations related to the sale (as set forth in Section 6) and distribution of the Products in Licensed Channels in the Territory and in accordance with the terms and conditions of this Agreement (the “Distribution Privileges”).  Butte Creek shall only sell and distribute in Licensed Channels and to Distributors approved by Mateveza USA in writing, which approval will not be unreasonably withheld or delayed.  Butte Creek may not enter any agreement for the distribution of the Products by Distributors without the prior approval of Mateveza USA, which approval will not be unreasonably withheld or delayed.  Mateveza USA reserves the right to revoke such approval in its reasonable discretion, provided, however, that such revocation does result in the breach of any contractual commitment or obligation on the part of Butte Creek.  Butte Creek will not market, sell or distribute any kind or category of Product until Mateveza USA has first provided its prior written approval of such Product in all respects, including without limitation the quality, design, packing and wrapping of such Product.  For each proposed Product, Butte Creek will furnish a reasonable number of representative samples to Mateveza USA (at no cost to Mateveza USA), including proposed packaging and packing materials, for the purpose of Mateveza USA determining whether to approve of such Product.

B.

Distribution Representations and Warranties by Butte Creek.  Butte Creek represents, warrants, and covenants that (as to the Manufacturing Capacity) it will exercise all commercially reasonable efforts to:

(i)

furnish, operate, and maintain in good working condition and suitable appearance adequate equipment, devices, and facilities for the storage, loading, transporting, unloading, and delivery of the Products;

(ii)

comply in all material respects with the warehouse operating procedures and quality control procedures that Butte Creek has in place for its warehousing network, and all applicable laws, regulations, and ordinances with respect to its handling, storage, use, sale, and distribution of the Products;

(iii)

maintain in its custody sufficient quantities of Products for reasonably anticipated volumes of Product purchases by accounts in the Territory, which shall be based upon projected and actual sales;

(iv)

timely and accurately fulfill sales and merchandising obligations for the Products throughout the Territory to at least the degree of care and skill commensurate with the high standards for performance consistent with, and no less stringent than, the care and skill exercised by Butte Creek in the sale, merchandising, and marketing of its own brands;

(v)

timely fulfill its distribution obligations in accordance with this Agreement as necessary to promptly supply all financially-qualified orders for Products by customers in the Licensed Channels in the Territory;

(vi)

sell Products at not less than the Wholesale Price determined as set forth in Section 6.C and in accordance with the Marketing Plan, except with the prior consent of the Management Committee;

(vii)

(a) not sell or distribute any Non-saleable Product or Expired Products, (b) report quantities of Non-saleable Product and Expired Product to Mateveza USA, and (c) adhere to Mateveza USA’s instructions as to the appropriate disposition of such goods, which disposition will be at Butte Creek’s sole cost and expense (and without credit or other compensation by Mateveza USA);

(viii)

promptly notify Mateveza USA if it becomes aware that any of its accounts are engaged in misrepresentation or misuse of any Licensed Property;

(ix)

comply in all material respects with all laws, rules, and regulations applicable to its performance pursuant to this Agreement and procure and maintain all required governmental licenses, permits, approvals, and consents including but not limited to those of the TTB, ABC, OLCC, and WSLCB;

(x)

not intentionally interfere with or impair in any material respects the relationship between Mateveza USA and Mateveza USA’s vendors, suppliers, or customers; and

(xi)

take no action intended to facilitate the distribution of Products outside the Licensed Channels or outside the Territory.

C.

Distribution Representations and Warranties by Mateveza USA.  To the extent that Mateveza USA undertakes any selling activities in the Territory in support of Butte Creek’s distribution of the Products as contemplated hereunder, Mateveza USA represents, warrants and covenants that it will exercise all commercially reasonable efforts to:

(i)

arrange sales of Products at not less than the Wholesale Price determined as set forth in Section 6.C and in accordance with the Marketing Plan, except with the prior consent of the Management Committee;

(ii)

promptly notify Butte Creek if it becomes aware that any of accounts are engaged in misrepresentation or misuse of any Licensed Property;

(iv)

comply in all material respects with all laws, rules, and regulations applicable to its performance pursuant to this Agreement and procure and maintain all required governmental licenses, permits, approvals, and consents including but not limited to those of the TTB, ABC, OLCC, and WSLCB; and,

(v)

not intentionally interfere with or impair in any material respects the relationship between Butte Creek and its vendors, suppliers, or customers.

5.

Payment Obligations.

A.

Royalties for Products.

(i)

For each month during the Term of the Agreement, Butte Creek shall pay Mateveza USA monthly royalties (each a “Royalty Payment”) on the sale of Products based upon the Royalty Amounts as defined in Section 1 above.  Except as set forth herein, Butte Creek shall not offer any discounts, deductions, allowances, set-offs, refunds, markdowns or adjustments to customers without the prior written consent of Mateveza USA, which consent shall not be unreasonably withheld.  In the event that Butte Creek offers any of the aforementioned to a customer without the prior written consent of Mateveza USA, Butte Creek will be responsible for accounting for such unauthorized amount to Mateveza USA as Gross Sales Proceeds.

(ii)

After the First Fiscal Year, Cost of Goods Sold will be adjusted from time to time as necessary if the Cost of Goods Sold increases or decreases for any Product.

(iii)

Butte Creek shall pay the Royalty Payment to Mateveza USA within thirty (30) days after the end of each month, by check or other means acceptable to Butte Creek and Mateveza USA.  The receipt and deposit of monies by Mateveza USA shall not prevent or limit Mateveza USA’s right to contest the accuracy and/or correctness of any statement in respect of such payments.

B.

Monetary Defaults.  A late charge may be assessed on any Royalty Payment under this Agreement that is not paid when due, at a rate of 1% per month from the date due until paid in full; provided, however, that any late charge will not be assessed at a rate which exceeds the maximum amount permitted by applicable law.

6.

Sales and Marketing Performance Obligations.  Mateveza USA will be responsible for the development of the initial Marketing Plan, and revisions, modifications, and updates thereto during the term of this Agreement, in consultation with the Management Committee.

A.

Rights and Obligations of Butte Creek.

(i)

Butte Creek will reasonably assist and cooperate with all advertising, promotions , and media marketing efforts of Mateveza USA under this Agreement; provided that any expenditures made to third parties in connection with advertising promotion, and/or media marketing efforts that are not approved by the Management Committee will be at Mateveza USA’s sole cost and expense.

(ii)

The respective responsibilities of Butte Creek and of Mateveza USA relating to the sale of Products and continuing account maintenance are set forth on Schedule 6A(ii) attached hereto.

(iii)

Butte Creek may not engage account brokers for the Products without the prior approval of Mateveza USA, which approval will not be unreasonably withheld or delayed.  Engagements of account brokers shall be in the name of Butte Creek and Butte Creek shall be responsible for all obligations and activities with respect to any such account brokers, including oversight and supervision, as well as the payment of compensation to them.  Butte Creek will use commercially reasonable efforts to require that account brokers (if any) for the Products: (a) provide monthly activity reports to Mateveza USA and Butte Creek; (b) present regular promotions to retailers; and (c) provide information and insight on all accounts and potential accounts for the Products.

(iv)

Butte Creek will employ and designate such in-house sales representative FTE as the Management Committee may later agree from time-to-time, in order to support the development of sales of the Products in accordance with this Agreement.

B.

Rights and Obligations of Mateveza USA.

(i)

Mateveza USA shall have ultimate control and approval rights over all sales presentations, promotions, and other sales activities of Butte Creek pursuant to this Agreement.

(ii)

Mateveza USA shall have ultimate control and approval rights over, all advertising, promotions, and media marketing relating to the Products.

(iii)

Mateveza USA will own and manage the Mateveza Website.

(iv)

Mateveza USA may in its discretion arrange sales of Products to selected accounts within the Territory. All such sales shall be for the account of Butte Creek, and Mateveza USA shall not be entitled to any additional compensation for such sales.

C.

Wholesale Pricing.  Mateveza USA and Butte Creek will mutually determine the wholesale price to be charged by Butte Creek for the Products sold to distributors and to eligible retail customers (the “Wholesale Price”), subject to the proviso that the Wholesale Price may never be less than the Cost of Goods Sold.   The initial Wholesale Prices are set forth on Schedule 1.4; but these Wholesale Prices may be revised by the Management Committee ..

D.

MATEVEZA Marketing Initiatives in the Territory ..   Butte Creek will reimburse Mateveza USA (or will pay vendors directly, to the extent applicable) for the cost of agreed MATEVEZA brand marketing and sales initiatives to promote and support the sale of the Products by Butte Creek in the Territory.  All such marketing expenses shall be deducted from the Gross Sales Proceeds in determining the Net Profits upon which the Royalty Amount due to Mateveza USA is calculated.  To the extent Butte Creek agrees pays such vendors directly, Butte Creek shall make payment in a timely fashion, as and when due in accordance with the invoice.  To the extent an expense is to be reimbursed to Mateveza USA, Butte Creek will pay Mateveza USA within thirty (30) days of its documentation and request for reimbursement of the expense.  To the extent any particular activity is associated with the development of the MATEVEZA brand in geographic areas both within and outside of the Territory, then the expense item shall be allocated by Mateveza USA in proration to the volume of Product sales in the Territory vis-à-vis the other applicable geographic regions where the Products are sold by Mateveza USA or a licensee or affiliate of Mateveza USA.

7.

Reporting.

A.

Butte Creek Reports.    Within thirty (30) days after the end of each month, Butte Creek shall deliver to Mateveza USA a report (“Butte Creek Monthly Report”) that contains the following:

(i)

A log of any material consumer complaints, with added detail where material to other terms of this Agreement, received by Butte Creek during the month as specified in Section 3.C;

(ii)

A detailed report of sales, including by named account or Distributor and by specific locale;

(iii)

A calculation (including supporting data) of all Royalty Payments for the month; and,

(iv)

A report that contains a summary of the current Cost of Goods Sold.

B.

Records.  Each party shall maintain for a period and in a manner consistent with its normal retention practices, complete and accurate records and accounts covering the transactions related to this Agreement, including, but not limited to, records supporting their respective Monthly Reports (“Records”).  Each party’s accounts included in such Records shall be kept in accordance with generally accepted accounting procedures and principles.  In no event shall Records be maintained for less than two (2) years from the end of the Fiscal Year to which they relate.

C.

Confidentiality of Reports and Records.  Any information contained in the Monthly Reports or the Records shall be treated as Confidential Information by the Receiving Parties and their agents as provided in Section 12.

D.

Audit Rights and Procedures.

Mateveza USA may commence an audit, as further described in this Section 7.D, of the books and records relating to statements provided (or to have been provided) by Butte Creek and received by Mateveza USA within twenty four (24) months of the date Mateveza USA gives notice to Butte Creek of its desire to audit, provided that Mateveza USA may only conduct two (2) such audits in any twelve (12) month period.  All such annual audits will be conducted either by a mutually-agreed auditing firm that is not presently prohibited from providing such services under the Sarbanes-Oxley Act or, at the auditing party’s option, its own internal auditing department or such other third party it may engage (in either case, the “Auditor”).  Such audit(s) shall be preceded by a procedures report which sets out to the audited party what scope and focus the audit is intended to cover .. Such audit(s) shall cover the books and records of Butte Creek to confirm the accuracy of Butte Creek calculation of Cost of Goods Sold, Net Profits, and the Royalty Payments for the applicable period.  Mateveza USA shall pay for all costs associated with this audit unless the costs shift to Butte Creek because a discrepancy is found as provided later in this paragraph. All records of Mateveza USA and Butte Creek as may be reasonably necessary to verify the audit will be made available to the Auditor upon its request.  If the Auditor is from a nationally recognized auditing firm, the Auditor's determination as to the calculations of any of the foregoing shall be in writing and shall be conclusive and binding upon Mateveza USA and Butte Creek (the “Final Determination”), unless contested in writing by the other party within fifteen (15) days following its receipt of the audit report. . If the Final Determination indicates any errors in (X) Butte Creek’s calculation of Cost of Goods Sold, (Y) the sales price payable for Products distributed and sold by Butte Creek, or (Z) Butte Creek’s calculation of the Royalty Payments, then the Auditor shall calculate the net amount of a payment to be made by either Mateveza USA or Butte Creek, as applicable, to correct such errors, which payment shall be made by either Mateveza USA or Butte Creek, as applicable, within fifteen (15) days after such determination.  If any such Final Determination reveals that additional Royalty Payments due Mateveza USA that are more than five (5%) of the Royalty Payments paid to Mateveza USA by Butte Creek for the period covered by such audit, then all audit fees, costs, and expenses shall be borne by Butte Creek, in addition to which simple interest shall be added to the amount discovered to be due in the amount of ten percent (10%) per annum.  Interest shall be calculated from the dates any payment should have been made.

8.

 Management Committee, Primary Contact.

A.

Operations and Marketing Plan.  Butte Creek will be responsible for day-to-day operations regarding the supply of Products for the Licensed Channels in the Territory, including, but not limited to, manufacturing, transacting sales, and logistics and distribution matters.  Mateveza USA will be responsible for implementation of the Marketing Plan.

B.

Management Committee.

(i)

As of the Effective Date, Butte Creek and Mateveza USA shall form a Management Committee consisting of one senior Butte Creek executive appointed by Butte Creek and a senior Mateveza USA executive appointed by Mateveza USA (the “Management

Committee”).  The Management Committee will meet monthly or as needed.  The initial Management Committee shall be comprised of John Power for Butte Creek and Jim Woods for Mateveza USA.  Either party may change the composition of those Management Committee members that such party is entitled to appoint, upon Written Notice to the other party.

(ii)

The Management Committee’s principal roles will consist of: (a) providing guidance on strategic issues and opportunities; (b) providing guidance on key manufacturing decisions; (c) reviewing and approving any proposed adjustments to the Cost of Goods Sold; and (d) providing a forum to resolve issues as required herein or that are not able to be resolved at lower levels as provided in Section 17.A.

(iii)

Mateveza USA and Butte Creek shall each have one vote as to matters requiring approval by the Management Committee. Final decisions of the Management Committee shall be made by unanimous consent.  If unanimous consent of the Management Committee cannot be obtained either to affirmatively decide a matter or to table such matter, then such matter shall be escalated as described in Section 17.A.

9.

Representations and Warranties.

A.

Full Power and Authority.  Each of Butte Creek and Mateveza USA hereby represents and warrants to the other that: (i) it has full corporate power and authority to enter into this Agreement and to carry out its obligations hereunder; and (ii) this Agreement has been duly authorized by all necessary action on its part.

B.

Sufficiency; No Conflict.  Mateveza USA represents and warrants to Butte Creek that: (i) Mateveza USA has all Intellectual Property and other rights sufficient to grant the licenses to Butte Creek described in this Agreement; (ii) Mateveza USA has not, as of the Effective Date, entered into any enforceable agreement with, or granted any rights whatsoever, that would be in conflict in any material respect with the rights and licenses granted to Butte Creek hereunder; (iii) as of the Effective Date, no claims have been made and no proceedings have been brought or threatened, against Mateveza USA or any of its respective Affiliates challenging the ownership, validity or improper use of the Licensed Property;  (iv) it possess all necessary legal authority to grant to Butte Creek the right to use the Licensed Property in accordance with the Agreement; and (v) the exercise by Butte Creek of the rights to use the Licensed Property under this Agreement will not violate or infringe upon the rights of any third parties.

C.

Butte Creek Representations and Warranties.  Butte Creek represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or the compliance by Butte Creek with any on the provisions hereof will not:

(a)

Conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or similar documents of any Affiliate;

(b)

Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Butte Creek is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by Butte Creek prior to the Effective Date or the obtaining of which shall have been waived by Mateveza USA; or

(c)

Violate any order, writ, injunction, decree or, to the best of Butte Creek’s knowledge, any statute, rule or regulation applicable to Butte Creek or any of its properties or assets.  No consent or approval by any Governmental Authority is required in connection with the execution and delivery by Butte Creek of this Agreement or the consummation and performance by Butte Creek of the transactions and undertakings contemplated hereby, except for consents and approvals of Governmental Authorities that have been obtained prior to the Effective Date.

D.

Mateveza USA Representations and Warranties.  Mateveza USA represents and warrants that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or the compliance by Mateveza USA with any on the provisions hereof will not:

(a)

Conflict with or result in a breach of any provision of its Articles of Incorporation or Bylaws or similar documents of any Affiliate;

(b)

Result in a default (or give rise to any right of termination, cancellation, or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Mateveza USA is a party, or by which any of its properties or assets may be bound except for such default (or right of termination, cancellation, or acceleration) as to which requisite waivers or consents shall either have been obtained by Mateveza USA prior to the Effective Date or the obtaining of which shall have been waived by Butte Creek; or

(c)

Violate any order, writ, injunction, decree or, to the best of Mateveza USA’s knowledge, any statute, rule or regulation applicable to Mateveza USA or any of its properties or assets.  No consent or approval by any Governmental Authority is required in connection with the execution and delivery by Mateveza USA of this Agreement or the consummation and performance by Mateveza USA of the transactions and undertakings contemplated hereby, except for consents and approvals of Governmental Authorities that have been obtained prior to the Effective Date.

10.

Term and Termination.

A.

Term.  This Agreement shall commence as of the Effective Date and shall continue through December 31, 2011 (“Term”), unless sooner terminated in accordance with this Section 10.

B.

Termination for Cause.  This Agreement may be terminated:

(i)

By Butte Creek or Mateveza USA, in the event of an assignment of this Agreement by the other party in violation of Section 16.B hereof;

(ii)

By Butte Creek or Mateveza USA, in the event of insolvency or bankruptcy of the other, if such condition is not cured within sixty (60) days;

(iii)

By Mateveza USA, upon a Material Breach by Butte Creek of its obligations pursuant to Section 5 that is not cured within fifteen (15) days after Written Notice to Butte Creek of the circumstances constituting the Material Breach; and

(iv)

By Butte Creek or Mateveza USA, upon a Material Breach of this Agreement (other than a breach by Butte Creek of its obligations pursuant to Section 5, which shall be governed by Section 10.B(iii) above) by the other or the other’s Affiliate that is not cured within thirty (30) days after Written Notice to the breaching party of the circumstances constituting the Material Breach.

Notwithstanding anything to the contrary herein, no party shall be entitled to terminate this Agreement pursuant to this Section 10.B if it shall then be in Material Breach of this Agreement.

C.

Termination Not For Cause.  This Agreement may also be terminated:

(i)

By mutual written agreement of Mateveza USA and Butte Creek to terminate their relationship or to convert their business relationship to one of contract brewing by Butte Creek for Mateveza USA’s own sales and distribution.

(ii)

By either party following a review of the business results during the First Fiscal Year, upon two (2) months prior Written Notice to the other party, which Written Notice is delivered between October 1, 2007 and February 28, 2008.

(iii)

By Mateveza USA, for other than cause, at any time following the end of the First Fiscal Year in the event that a third party acquires all or substantially all of the assets of Mateveza USA, upon giving two (2) months prior Written Notice to Butte Creek and payment to Butte Creek of a termination fee equal to 50% of the total Net Profit generated from the sale of Product under this Agreement during the period of time immediately preceding the date of termination that is the lesser of (a)  12 months; or (b) the number of months which have passed since the end of the First Fiscal Year.

11.

Post-Termination Rights and Obligations.

A.

Following Termination for Cause.

(i)

Upon termination of this Agreement for cause by Butte Creek pursuant to Section 10.B, Butte Creek shall discontinue all use of the Licensed Property, and Mateveza USA will purchase or cause to be purchased all remaining inventory of Products Butte Creek has on hand (except Non-saleable Products and Expired Products), at the Cost of Goods Sold, plus costs of shipping from Butte Creek to Mateveza USA or Mateveza USA’s designee; provided, however, that Mateveza USA will not obligated to purchase (or cause to be purchased) more than a reasonable inventory of Products based upon prior and reasonably projected sales volumes prior to termination.

 (ii)

Upon termination of this Agreement for cause by Mateveza USA pursuant to Section 10.B:

(a)

Butte Creek, at its own expense, shall reasonably assist and cooperate with Mateveza USA in an orderly transfer of the Manufacturing Privileges, Distribution Privileges, and IP License under this Agreement back to Mateveza USA or to one or more sales and distribution designees selected by Mateveza USA in its sole discretion; and

(b)

Butte Creek shall discontinue all use of the Licensed Property, and Mateveza USA may elect to either (i) purchase (or cause to be purchased) all or a portion of the remaining inventory of Products Butte Creek has on hand (except for Non-saleable Products and Expired Products), at  the Cost of Goods Sold, plus costs of shipping from Butte Creek to Mateveza USA or Mateveza USA’s designee; and/or (ii) allow Butte Creek to sell-through all or a portion of the remaining inventory of Products Butte Creek has on hand (except for Non-saleable Products and Expired Products) at the Wholesale Price; provided, however, that in the event Mateveza USA terminates this Agreement due to a breach of Butte Creek’s obligations regarding the quality of the Products, Mateveza USA may elect instead to direct Butte Creek to destroy (and certify the destruction of) any Product that is not demonstrated to be an Acceptable Product.

B.

Following Termination Not for Cause.

(i)

In the event that this Agreement is terminated pursuant to Section 10.C:

(a)

Butte Creek shall reasonably assist and cooperate with Mateveza USA in an orderly transfer of the Manufacturing Privileges, Distribution Privileges, and IP License under this Agreement back to Mateveza USA or to one or more sales and distribution designees selected by Mateveza USA in its sole discretion;

(b)

Butte Creek shall discontinue all use of the Licensed Property, and Mateveza USA may elect to either (i) purchase (or cause to be purchased) all or a portion of the remaining inventory of Products Butte Creek has on hand (except for Non-saleable Products and Expired Products), at the Cost of Goods Sold, plus costs of shipping from Butte Creek to Mateveza USA or Mateveza USA’s designee; and/or (ii) allow Butte Creek to sell-through all or a portion of the remaining inventory of Products Butte Creek has on hand (except for Non-saleable Products and Expired Products) at the Wholesale Price, and Mateveza USA shall be permitted to use or license the Licensed Property on any products without restriction.

C.

Survival.  Sections 2.H, 7.D, 11, 12, 15, 17, 18.A, and 18.I shall survive any termination of this Agreement.  In addition, Sections 2.A, 2.B, 2.D, 3, 5, 7, 13, and 14 shall remain in full force and effect during any post-termination transition period as they relate to the continuing sale of Product by Butte Creek in the Licensed Channels in the Territory.

D.

Continuing Liabilities. Termination of this Agreement for any reason shall not (i) release any party hereto from any liability or obligation that, at the time of such termination, has already accrued to such party or that is attributable to a period prior to such termination, including, but not limited to, obligations to cooperate in the remittance of payments as described in Section 5.A, Section 11.A, and Section 11.B, and the obligations described in Section 7; or (ii) constitute a waiver of, or preclude any party from pursuing, any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination. Upon termination of this Agreement with or without cause, Mateveza USA shall assume all executory obligations of Butte Creek under existing and enforceable distribution or broker agreements which were approved by Mateveza USA for the Products in accordance with this Agreement, and shall indemnify, defend and hold harmless Butte Creek with respect thereto.

12.

Confidentiality.

A.

Confidential Information.  Each party (a “Receiving Party”) shall regard as confidential and proprietary all of the information communicated to it by another party to this Agreement (a “Disclosing Party”) in connection with this Agreement including, but not limited to, information concerning product formulas and processes, technology, data, methods, know-how, techniques, samples, trade secrets and business, finance, marketing, customer, supplier and other information about any other party to this Agreement and their respective Affiliates (the “Confidential Information”).  Confidential Information shall at all times be the property of the Disclosing Party and the disclosure of Confidential Information to a Receiving Party does not convey any right, title or license in the Confidential Information to such Receiving Party, other than as provided elsewhere in this Agreement.  A Receiving Party shall not, without the Disclosing Party’s prior written consent, at any time use such Confidential Information for any purpose other than in connection with the performance of its obligations under this Agreement or disclose any portion of such information to third parties; provided, however, that a Receiving Party may disclose Confidential Information on a “need-to-know” basis to third-party suppliers (e.g., advertising agencies), with a Receiving Party to be responsible for any misuse or disclosure of such

Confidential Information by such third-party suppliers. A Receiving Party shall disseminate Confidential Information to its employees on a “need-to-know” basis only. A Receiving Party shall cause each of its employees who has access to such Confidential Information to comply with the terms and provisions of this Section in the same manner as such Receiving Party is bound hereby, with such Receiving Party remaining responsible for the actions and disclosures of any such employees.

B.

Exceptions.  Notwithstanding the provisions of Section 12.A, a Receiving Party’s confidentiality obligations shall not apply to (i) information that, at the time of disclosure is, or after disclosure becomes, part of the public domain other than as a consequence of such Receiving Party’s breach; (ii) information that was known or otherwise available to such Receiving Party prior to the disclosure by the Disclosing Party; (iii) information disclosed by a third party to such Receiving Party after the disclosure by the Disclosing Party, if such third party’s disclosure neither violates any obligation of the third party to Disclosing Party nor is a consequence of Receiving Party’s breach; (iv) information developed independently by such Receiving Party; or (v) information that Disclosing Party authorizes, in writing, for release.  The parties understand that a Receiving Party may be legally compelled to disclose certain Confidential Information and acknowledge that such disclosure shall not be considered a breach of this Agreement so long as: to the extent such Receiving Party becomes so legally compelled, it may disclose such information only if it shall first have used reasonable efforts to, and, if practicable, shall have afforded the Disclosing Party or its Affiliates the opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed.  Confidential Information that a party is compelled to disclose by operation of law (as described in the preceding sentence) shall not, by virtue of such limited disclosure alone, render the Confidential Information disclosed to become an exception to other requirements of the confidentiality obligations imposed under this Agreement.

C.

Privacy and Data Protection.  Each of Butte Creek and Mateveza USA represents and warrants that it and/or its respective agents provide and will provide, data and network security for the protection of data and privacy compliance for, among other things, any and all Confidential Information, data, proprietary materials or assets, and the like, held by or in the possession of such party and/or its agents, in accordance with or exceeding all applicable laws, regulations, directives, ordinances, decrees, and the highest industry standards and best practices.

13.

Use of Licensed Property.

A.

Mateveza USA’s Approval Rights.

(i)

Butte Creek agrees to conform its use of the Licensed Property to the style and display policies set forth in Schedule 13. Butte Creek will submit to Mateveza USA’s Management Committee representative or his or her designee the initial prototype or specifications for new or alternative packaging or repacking concepts for the Products (including, but not limited to, assortments or gift packs).

(ii)

In order to retain final authority on matters affecting its trademark rights and its brand equity, including the maintenance of appropriate quality controls, Mateveza USA will have the right to reasonably reject any uses of the Licensed Property submitted pursuant to Section 13.A(i). Mateveza USA’s disapproval shall be presumed if Mateveza USA has not otherwise responded in writing within ten (10) Business Days following Butte Creek’s submission of materials, in which event Butte Creek may again resubmit such proposed uses of the Licensed Property for review by Mateveza USA.  Mateveza USA will use commercially reasonable efforts to enable timely reviews and approvals (or objections, as the case may be), and to provide a consistent basis for approvals (or objections).  Any objection by Mateveza USA shall be accompanied by a written statement setting forth in reasonable detail the nature of Mateveza

USA’s objections and suggestions for removing or replacing the objectionable aspects.  Butte Creek will not use any Licensed Property in any corporate designation, trade name, or Internet domain name without the prior written approval of Mateveza USA.

B.

Changes to the Licensed Property.  Mateveza USA shall have the right at any time to make additions to, deletions from, and changes to any or all of the Licensed Property at its sole and complete discretion; provided, however, that Mateveza USA shall give Butte Creek reasonable prior Written Notice thereof.  Butte Creek shall, after receipt of such Written Notice from Mateveza USA, adopt and begin using any and all such additions, deletions and changes as soon as reasonably practicable after Mateveza USA’s adoption thereof.  Mateveza USA shall pay or reimburse Butte Creek for Butte Creek’s reasonable costs associated with adopting and using any such additions, deletions and changes.  Notwithstanding the foregoing, if Mateveza USA requires that any such addition, deletion or change be made, Butte Creek shall be entitled to distribute and sell previously approved Products, and to use previously approved display materials, while adopting the additions, deletions and changes prescribed by Mateveza USA, unless Mateveza USA notifies Butte Creek in writing that such uses of Products or Materials allegedly infringe the rights of a third party.  If Mateveza USA notifies Butte Creek to cease selling Product due to an alleged infringement, Mateveza USA shall purchase or cause to be purchased any existing inventory of the infringing Product from Butte Creek at the Cost of Goods Sold for each Product.

C.

Covenants.  Butte Creek will neither use, nor take action intended to, or the primary foreseeable result of which will be to, facilitate the use of the Licensed Property outside the scope of the license granted in Section 2.A, and should Butte Creek or Mateveza USA identify any unauthorized use of the Licensed Property as a result of Butte Creek’s exercise of the license granted in Section 2.A, Butte Creek will cooperate with Mateveza USA and assist Mateveza USA to prevent such unauthorized use of the Licensed Property by or through Butte Creek.

14.

Protection and Defense of Licensed Property.

A.

Protection Obligation.  During the Term of this Agreement Mateveza USA shall use commercially reasonable efforts at its own cost and expense to maintain in full force and effect and to otherwise protect the Licensed Property.  Mateveza USA will at all times have the right to take whatever steps it deems necessary or desirable to defend all claims that the use of the Licensed Property infringes the rights of a third party.  Mateveza USA will at all times have the right to take whatever steps it deems necessary or desirable, in its sole discretion, to protect the Licensed Property from all harmful or wrongful activities of third parties. Such steps may include, but will not be limited to, the filing and prosecution of: (i) litigation against infringement or unfair competition by third parties, (ii) opposition proceedings against applications by third parties for trademark or service mark registration for trademarks that are confusingly similar to any one or more of the Licensed Property, and (iii) cancellation proceedings against registration by third parties of trademarks that are confusingly similar to any one or more of the Licensed Property.

(i)   Butte Creek will cooperate fully with Mateveza USA, at Mateveza USA’s request and at Mateveza USA’s expense , in the defense and protection of the Licensed Property.  Mateveza USA will be responsible for all reasonable direct out-of-pocket costs and expenses, including reasonable attorneys’ fees.  Butte Creek agrees to execute, at Mateveza USA’s reasonable request, any and all truthful and accurate instruments or documents as may be reasonably necessary or advisable to protect and maintain the interest of Mateveza USA in the Licensed Property; provided, that the expense of preparing or filing such instruments or documents will be borne by Mateveza USA.  Except as described in this Section 14.A(i), Butte Creek shall have no obligations to clear, register, protect or maintain Licensed Property, including, without limitation, Licensed Property owned by Mateveza USA pursuant to Section 2.F.

(ii)

In the event of institution of any suit against Butte Creek alleging infringement of any patent of a third party by reason of Butte Creek’s use of the Licensed Products in accordance with this Agreement, Mateveza USA agrees, upon written request of Butte Creek made after institution thereof, to undertake and diligently conduct, at Mateveza USA expense, defense of such suit, and to hold Butte Creek harmless against any judgment or award of damages which result therefrom. Butte Creek shall render all reasonable assistance to Mateveza USA in connection with any suit to be defended by Mateveza USA under this Section 14 and shall have the right to be represented therein by advisory counsel of its own choice and at its own expense.  Mateveza USA shall have full control of the defense of any such suit, but shall not be free to settle the same without the consent of Butte Creek if by settlement, Butte Creek would be obligated to make payments, or if the settlement would impair Butte Creek's ability to continue operations.

(iii)

If Butte Creek in good faith believes that Mateveza USA has failed to take any action that, in the exercise of its reasonable business judgment, is necessary to maintain, enforce or protect the Licensed Marks (including, but not limited to, pursuing infringers), then Butte Creek shall give Mateveza USA Written Notice describing such alleged failure, and Mateveza USA will use commercially reasonable efforts to cooperate with Butte Creek to correct such failure in the interest of protecting the value of the IP License granted to Butte Creek hereunder.

(iv)

Notwithstanding anything in this Agreement to the contrary, decisions regarding action involving the protection and defense of the Licensed Property will be solely in the discretion of Mateveza USA at Mateveza USA’s sole cost and expense..

B.

Notice of Infringement.  In the event that any party learns of an actual or suspected infringement or misuse of Licensed Property or Confidential Information of another party to this Agreement, or of an opposition or cancellation proceeding brought by any Person against a Licensed Mark or disputing the ownership thereof, it shall promptly provide the other parties with a written statement of the facts of the infringement, misuse, opposition or cancellation to the extent known.

15.

Insurance; Indemnification.

A.

Insurance.  Butte Creek shall arrange insurance policies in respect of the goods and services of each hereunder affording coverages commonly referred to by the insurance industry as: (a) commercial general liability, including products/completed operations, contractual liability, personal and advertising liability and premises/operations liability; (b) automobile liability, including coverage for owned, non-owned, hired or borrowed vehicles; and (c) employer’s liability and workers compensation insurance, or qualified self-insurance, for all employees as required by law.  Butte Creek’s commercial general liability and auto liability insurance policies shall include Mateveza USA as an additional insured, and shall be primary and non-contributing with any insurance maintained by Mateveza USA as respects claims resulting from Butte Creek’s negligence.  All said insurance shall be obtained and maintained in full force and in effect during the entire term of this Agreement, and shall be written on an occurrence basis with a per occurrence limit of not less than $2,000,000 and an annual aggregate limit of not less than $5,000,000.  An insurance certificate of all of the foregoing, including all of the required coverages and endorsements, shall be provided to Mateveza USA prior to the commencement of services under this Agreement.  Each policy shall require the insurer to give Mateveza USA not less than thirty (30) days prior written notice of any termination or material modification of coverage.  To the extent that the parties both maintain insurance, they waive their insurers’ right of subrogation for damage which may be attributable to the other party’s negligence.  To the extent of available insurance, any indemnification otherwise payable under this Agreement shall be subject to this mutual waiver of subrogation rights.

B.

Butte Creek’s Indemnity.  Butte Creek hereby indemnifies, defends and holds Mateveza USA, its Affiliates and each of their respective officers, directors, agents, representatives, employees, successors and assigns, forever harmless from and against any and all obligations, third party claims, damages, losses, liabilities, obligations, settlements, injunctions, suits, actions, proceedings, liens, demands, charges, fines, penalties, costs and expenses of every kind and nature (whether based on tort, breach of contract, product liability, infringement or otherwise), including without limitation, reasonable expenses of attorneys and other professionals, and disbursements which may be imposed on, incurred by or asserted against the persons hereby required to be indemnified (but not against any of the same to the extent that a negligent or willful act or omission of any of such party was the cause of the same) (collectively, “Loss”) arising directly or indirectly from, out of or based upon (i) Butte Creek’s (or any authorized broker’s or sub-distributor’s) failure to comply with applicable laws, regulations, or any obligation in its agreements with other Persons, (ii) Butte Creek’s (or any authorized broker’s or sub-distributor’s) breach of any of its representations or warranties or any failure to perform any covenant or obligation of Butte Creek hereunder; (iii) any product liability or similar claims relating to any Person’s use of the Products.

C.

Mateveza USA Indemnity.  Mateveza USA hereby indemnifies, defends and holds Butte Creek, its Affiliates and each of their respective officers, directors, agents, representatives, employees, successors and assigns, forever harmless from and against any and all Loss arising directly or indirectly from, out of or based upon:  (i) Mateveza USA’s (or any authorized sub-contractor’s) failure to comply with applicable laws, regulations, or any obligation in its agreements with other Persons regarding the Licensed Property or the Products; (ii) Mateveza USA’s breach of any of its representations or warranties or any failure to perform any covenant or obligation hereunder; or (iii) any claim that Butte Creek’s use of the Licensed Property or distribution or sale of Products in the manner permitted hereunder infringes the trademark or other rights of any Person.

D.

Procedures.

(i)

Upon receipt of notice, whether formal or informal, direct or indirect, of any claim for which indemnification may be available under this Section 15.D, the party receiving notice shall notify the others.

(ii)

Subject to the provisions of this Section 15.D, the indemnifying party/parties shall have the right to control the defense of any claim and to settle such claim in its sole discretion, except that any such settlement shall not (i) impair any license rights of the indemnified party; or (ii) require the indemnified party to take or refrain from any action other than the payment of money damages for which it is fully indemnified without its prior consent (such consent not to be unreasonably withheld or delayed).  Notwithstanding the foregoing, if the indemnifying party/parties fails to timely and adequately conduct the defense of any such claim, then the other party shall be entitled to take over control of such defense, including, without limitation, the right to select new counsel.

(iii)

When seeking indemnification, the indemnified party shall have the right and obligation to reasonably cooperate with the indemnifying party/parties, at the indemnifying party’s/parties’ expense, in the defense or settlement of the claim.

E.

No Consequential Damages.  None of the parties to this Agreement shall have any liability to another party to this Agreement for any indirect, consequential, punitive or other special damages.  Nothing in this Section 15.E shall limit a party’s indemnification obligations with respect to third party or governmental claims.

16.

Binding Agreement; Assignability.

A.

Binding Agreement.  Unless assigned or transferred in violation hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

B.

Assignment.  No party to this Agreement may assign this Agreement or any of its rights hereunder, either voluntarily or involuntarily, by operation of law or otherwise, without the prior written approval of the other parties , which shall not be unreasonably withheld or delayed ..  Notwithstanding the foregoing, either Party may assign this Agreement, and its rights and obligations hereunder (in whole or in part), without the prior written approval of the other parties, to a Subsidiary or other Affiliate, or to a third party which is acquiring all or substantially all of the assets of such Party, provided that such successor agrees in writing to be bound by all of the terms and conditions of this Agreement.  In the event of any authorized or permitted assignment of this Agreement, the assignor shall, following such assignment, remain liable for all of its obligations under this Agreement.

17.

Dispute Resolution.

A.

Mediation; Arbitration.  The parties hereto will attempt to settle any claim or controversy arising out of or relating to this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation, including, but not limited to, referring such claim or controversy to the Management Committee, and to the chief executives of each party.  However, at any time before or during such negotiations, or following any unsuccessful negotiations, either Butte Creek or Mateveza USA may by Written Notice to the other demand that the dispute be submitted to mediation.  When such a demand is made, the parties shall within ten (10) days jointly make arrangements for the mediation of the dispute within the city of San Francisco with JAMS or its successor, whose Mediation Guide in effect on the date of the written demand for mediation shall govern the mediation in all respects, except as modified by agreement of the parties.  If the dispute has not been resolved within sixty (60) days after any written demand for mediation, or within a longer time period to which the parties may agree, the dispute shall be submitted to binding arbitration.  Such binding arbitration shall be conducted within the city of San Francisco in accordance with the then-current JAMS Arbitration Guidelines and Rules by a single arbitrator selected by mutual agreement of the parties within twenty (20) days after the date of submission of the dispute to binding arbitration, or in the absence of such agreement, such selection to be made by JAMS in accordance with the procedures outlined in JAMS Arbitration Rules.  The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 (as may be amended), and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The arbitrator is empowered to award attorneys’ fees but is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover such damages with respect to any dispute arising out of or relating to this Agreement, except as such dispute may concern indemnification for a third party claim, as addressed in Section 15.

B.

Judicial Proceedings.  Nothing in this Agreement will prevent either Butte Creek or Mateveza USA from resorting to judicial proceedings in the Superior Court of California for the County of San Francisco or in the United States District Court for the Northern District of California for the limited purpose of seeking a preliminary injunction or to avoid the barring of the claim under the applicable statute of limitations.  In addition, resort by either Butte Creek or Mateveza USA to negotiation, mediation or arbitration pursuant to this Agreement shall not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either Butte Creek or Mateveza USA to pursue any such judicial relief; provided, however, that irrespective of the filing of any such request for judicial relief all necessary parties shall continue to participate in the dispute resolution proceedings required by Section 17.A.  Any negotiation or mediation which takes place pursuant to this Agreement shall be confidential and shall be treated as a compromise and settlement negotiation for purposes of the Federal Rules of Evidence and State rules of evidence.

18.

Option to Purchase Interest in Mateveza USA.

A.

If at any time during the First Fiscal Year (provided that this Agreement is not sooner terminated (or subject to Section 10.B or 10.C above) and provided that Butte Creek remains in full compliance with the terms and conditions of this Agreement), substantially all of the ownership or assets of Mateveza USA is sold to a third party that is not an Affiliate of Mateveza USA or of Butte Creek, which third party will not continue this Agreement as an assignee of Mateveza USA, Butte Creek shall be entitled to 12.5% of such sales proceeds, which  shall be paid to Butte Creek in cash (or electronic funds transfer) upon the Closing of such transaction.

B.

Provided that this Agreement is not sooner terminated (or subject to an earlier notice of termination pursuant to Section 10.B or 10.C above), and provided that Butte Creek remains in full compliance with the terms and conditions of this Agreement, as of January 1, 2008, Butte Creek shall have the option of purchasing a percentage of the membership interests of Mateveza USA, LLC, which percentage shall vary depending upon the volume of Product sales by Butte Creek in the Territory in the First Fiscal Year, as follows (based on 31-gallon barrel equivalents):

2007 Sales Volume	Percentage
less than 80 barrels	None
80 barrels	Up to 5%
125 barrels	Up to 10%
250 barrels	Up to 15%
375 barrels	Up to 20%
500 barrels	Up to 25%

The election must be made by Butte Creek, if at all, on or before January 1, 2008, and the transaction shall be closed no later than March 30, 2008.  Closing of the purchase is subject to the following:  (1) mutual agreement to reasonable terms and conditions of an amended and restated Operating Agreement for Mateveza USA, LLC to accommodate Butte Creek’s minority membership interest (without Control), including redemption and buy-sell provisions, as the parties shall negotiate in good faith; (2) fixing the purchase price for such proportionate amount of membership interests, which shall be calculated (on a percentage basis) based upon 50% of the fair market value of the Mateveza USA, LLC business (including goodwill) to a strategic buyer, provided that if the parties are unable to agree upon the applicable fair market value, then the fair market value shall be determined by a mutually-agreed, qualified appraiser with experience valuing micro-brewery brands, with the cost of any such appraisal to be borne equally by the parties; and (3) payment for the membership interests acquired by Butte Creek pursuant to this Section 18 being made in cash (or electronic funds transfer) at closing.  If Butte Creek fails to give written notice of its election on or before January 1, 2008, or if the transaction fails to close by March 30, 2008, due to no fault of Mateveza USA, LLC, then unless otherwise agreed, the option described in this Section 18 shall terminate without any additional consideration to Butte Creek.

19.

Miscellaneous.

A.

Notices.

(i)

Any notice, demand, or other communication required or permitted to be given or made hereunder shall be in writing and shall be well and sufficiently given or made if to the address set forth in Section 19.A(iii), and:

(a)

enclosed in a sealed envelope and delivered during normal business hours on a Business Day and left with a receptionist or other responsible employee at the relevant address set forth below in this Agreement;

(b)

sent by certified mail deposited in a post office within the United States;

(c)

sent by facsimile or sent by other means of recorded electronic communication during normal business hours on a Business Day and confirmed by mail as aforesaid; or

(d)

sent by a reputable air courier for overnight delivery.

(ii)

Any notice, demand or other communication so given or made shall be deemed to have been provided and to have been received on:

(a)

the day of delivery, if delivered as pursuant to Section 19.A(i)(a);

(b)

on the third Business Day after the postmark date thereof (excluding each day during which there exists any general interruption of postal service due to strike, lockout, labor disturbance or other cause), if mailed pursuant to Section 19.A(i)(b);

(c)

on the day of sending if sent by facsimile or other means of recorded electronic communication (or on the next Business Day if sent on a day other than a Business Day) pursuant to Section 19.A(i)(c); or

(d)

on the air courier’s scheduled day of delivery if sent by air courier pursuant to Section 19.A(i)(d).

(iii)

All significant notices or other communications to be sent under this Agreement shall be sent to the parties at the following addresses, subject to each party’s right to change its address for notice from time to time by giving notice of such change.

If to Mateveza USA:

Mateveza USA, LLC

Attn: Jim Woods

26A Glover St.

San Francisco, CA  94109-2173

With a copy to:

Davis Wright Tremaine LLP

Attn: Jesse D. Lyon

1300 SW 5th Avenue, Suite 2300

Portland, OR 97201

If to Butte Creek:

Butte Creek Brewing Company

Attn: John Power

945 W. 2nd Street

Chico, CA  95928

With a copy to:

Clifford L. Neuman, PC

Attn:  Clifford L. Neuman, Esq.

1507 Pine Street

Boulder, CO  80302

(iv)

“Written Notice” means notice delivered in the manner set forth in this Section 19.A.

B.

Further Assurances.  The parties shall execute and deliver such further documents and take such further actions as may be necessary or appropriate to carry out the provisions of this Agreement, including, but not limited to, securing rights and executing licenses to assure Butte Creek’s access to Licensed Property as contemplated hereunder.

C.

No Third Party Beneficiaries.  The parties hereto do not intend the benefits or rights contained in any provision of this Agreement to inure to any third party.  Notwithstanding anything contained in this Agreement to the contrary, the parties hereto agree that this Agreement shall not be construed as creating any rights, claims or causes of action against any party to this Agreement in favor of any third party.

D.

Relationship.  Nothing herein shall create, be deemed to create or be construed as creating any partnership, employer-employee, joint venture, franchise or agency relationship between the parties hereto or shall be deemed to render any party to this Agreement liable for any of the debts or obligations of another.  No party to this Agreement shall, by virtue of this Agreement, in any way be considered an agent or representative of another party in any dealings with any third party, and none of the parties hereto nor any of their employees or agents shall have the power or authority to bind or obligate another party by virtue of this Agreement.

E.

Sole Agreement.  This Agreement and the schedules and exhibits attached hereto constitute and contain the entire agreement of the parties hereto relating to the subject matter hereof, and no oral or written statements, representations, documents, promises or any other prior materials not embodied herein shall be of any force or effect.  This Agreement cannot be amended, altered or modified except by a written instrument executed by Butte Creek and Mateveza USA.  Once so executed, such amendments shall become an integral part of this Agreement, subject to all the terms and conditions herein and shall have full force and effect. This Agreement supersedes: (i) all prior agreements, discussions and negotiations among the parties; and (ii) any other documents or forms used by the parties in connection with the purchase and sale of goods pursuant to the terms of this Agreement, including, but not limited to, Section 3.  To the extent that additional terms contained on Butte Creek’s order forms or required by Butte Creek’s ordering procedures do not conflict with the terms of this Agreement, those additional terms shall have full effect, and shall control over any additional or conflicting terms in any other form related to the purchase or sale of goods under this Agreement, whether or not material.

F.

Modification; Waiver.  This Agreement may not be amended except by an instrument in writing signed by a duly authorized officer or representative of Butte Creek and Mateveza USA.  The failure or delay of any party to exercise its rights under this Agreement or to complain of any act, omission or default on the part of another party, no matter how long the same may continue, or to insist upon the strict performance of any of the terms or provisions herein, shall not be deemed or construed to be a waiver by such party of its rights under this Agreement or a waiver of any subsequent breach or default of the terms or provisions of this Agreement.

G.

Construction.  The captions of the various articles and sections of this Agreement have been inserted for the purpose of convenience of reference only, and such captions are not a part of this Agreement and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.  The recitals set forth prior to Section 1 of this Agreement are statements setting forth the intentions of the parties and shall not be deemed to create, modify, supersede or eliminate any obligation of the parties under this Agreement.

H.

Severability.  If any provision or provisions of this Agreement, or any portion of any provision hereof or thereof, shall be deemed invalid or unenforceable pursuant to a final determination of any arbitrator or court of competent jurisdiction, or as a result of future legislative action, such determination or action shall be construed so as not to affect the validity or effect of any other portion hereof or thereof, unless, as a result of such determination or action, the consideration to be received or enjoyed by any party hereto would be materially impaired or reduced.

I.

Choice of Law.  This Agreement shall be governed by and construed pursuant to the substantive laws, but not the principles of conflicts of laws, of the state of California as if this agreement were negotiated, executed, and to be fully performed in the state of California.

J.

Compliance with Laws.  Each party shall, at its own cost and expense, obtain all licenses, permits and other governmental approvals which may be required in the Territory for performance of its obligations hereunder.

K.

Counterparts.  This Agreement may be executed by the parties hereto individually or in any combination, in counterparts, each of which shall be an original and both of which shall together constitute one and the same agreement.

L.

Arms Length Contract.  This Agreement has been negotiated “at arms length” by the parties hereto, each represented by counsel of its choice and each having an equal opportunity to participate in the drafting of the provisions hereof.  Accordingly, in construing the provisions of this Agreement no party shall be presumed or deemed to be the “drafter” or “preparer” of the same.

M.

Public Announcements and Disclosures.  All media releases or public announcements by either party regarding this Agreement or the subject matter of this Agreement, not including announcements intended solely for internal distribution or, upon the advice of legal counsel, necessary to meet legal or regulatory requirements beyond the reasonable control of the disclosing party, shall be provided to the other party for written approval prior to such release, announcement or disclosure.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

MATEVEZA USA, LLC By: /s/ James C. Woods Name: James C. Woods Its: Member Date Executed: _February 8, 2007_	BUTTE CREEK BREWING COMPANY By:_John C. Power Name:_John C. Power Its: President Date Executed: _February 8, 2007 _